For Release at
3:00 p.m., C.D.T
July 31, 2007

Rochester Medical Reports Third Quarter Results

Stewartville, MN July 31, 2007

Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its third quarter ending June 30, 2007.

The Company reported record sales of $8,367,000 for the current quarter compared to $5,358,000 for the third quarter of last year. It also reported net income of $807,000 or $.06 per diluted share compared to a net income of $985,000 or $.08 per diluted share for the third quarter of last year.

Net income excluding stock option expense, expense for amortization of intangibles, and also excluding income tax benefits from the realization of deferred assets; or “Non-GAAP Net Income” for the current quarter is $1,315,000 or $.10 per diluted share, compared to Non-GAAP Net Income of $305,000 or $.03 per diluted share for the third quarter of last year.

To aid in analysis of the quarterly results, the Company also notes the following:

•	The results for the current quarter include an expense of approximately $170,000 relating to enhancing IT systems and implementing procedures needed to become compliant with Section 404 of Sarbanes-Oxley, which the Company is required to complete by the end of this fiscal year.

•	The results for the current quarter reflect a planned increased investment in marketing and sales. The Company expects this investment will lead to increased sales and earnings in the future.

The 56% increase in sales revenue for the current quarter compared to last year’s third quarter resulted from increased sales of Rochester Medical branded products and from increased Private Label sales. International sales resulting from the acquired U.K. business generated a significant portion of the increase. The increase in the Non-GAAP net income for the current quarter is due to increased contribution from increased sales.

“The Company’s performance is solid,” said CEO Anthony J. Conway. “We see increasing interest in our product lines and increasing recognition of the Rochester Medical brand in the marketplace. We expect continued success going forward.”

The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. central time (5:00 p.m. eastern time). This call is being webcast by Thomson Financial and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:1-800-831-6272, password 10254659
International:1-617-213-8859, password 10254659
Replay will be available for seven days at: www.rocm.com or via telephone:
Domestic Replay: International Replay:	1-888-286-8010 password 88787377 1-617-801-6888, password 8778377

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson Financial individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net income provides a more consistent basis for between quarter comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Non-GAAP Net Income is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income is not comparable to information provided by other companies. Non-GAAP Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliations of Net Income and Non-GAAP Net Income are presented at the end of this press release.

This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the three and nine months ended
June 30, 2007
	Three months ended		Nine months ended
	June 30,		June 30,
	2007	2006	2007	2006
GAAP Net Income as Reported	$807,000	$985,000	$33,317,000	$1,053,000

Diluted EPS as Reported	$0.06	$0.08	$2.69	$0.09

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	—	(31,305,000)	—
Deferred revenue (2)	—	(39,000)	(564,000)	(118,000)
Deferred tax benefit (3)	—	(759,000)	—	(759,000)

Subtotal	—	(798,000)	(31,869,000)	(877,000)
Adjustments for recurring non-cash expenses:
Intangible Amortization (4)	163,000	30,000	490,000	30,000
FAS 123R Compensation Expense (5)	345,000	88,000	1,806,000	504,000

Subtotal	508,000	118,000	2,296,000	534,000
Non-GAAP Net Income	$1,315,000	$305,000	$3,744,000	$710,000

Non-GAAP Diluted EPS	$0.10	$0.03	$0.30	$0.06

Weighted Average Shares — Diluted	12,565,278	11,837,710	12,400,531	11,652,584

(1) Settlement income received November 20, 2006 from Premier, Inc of $5,155,000 and December 14, 2006 from CR Bard, Inc. of $33,450,000 after taxes. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the nine months ended June 30, 2007.
(2) Deferred revenue from a $1,000,000 fee paid by Coloplast A/S in June 2002 for marketing rights to our antibacterial Release NF foley catheter. These rights have been cancelled by mutual agreement, thus accelerating the recognition of the remaining amount as all conditions for revenue recognition have now been met. Also includes a $250,000 fee paid by Hollister for marketing rights to our hydrophilic intermittent catheter in September 2003. This adjustment reduces net income related to the realization of certain one-time revenue from marketing rights. The amounts were recorded in net sales in the Statement of Operations for the nine months ended June 30, 2007.
(3) Increase in the deferred tax asset which resulted in a tax benefit and an increase in earnings. This adjustment reduces net income for certain one-time tax benefits recorded in the three and nine months ended June 30, 2006.
(4) Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and nine months ended June 30, 2007 related to certain intangibles.
(5) Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded when stock options are granted to employees and directors for the three and nine months ended June 30, 2007.

Rochester Medical Corporation
Press Release - F07 Third Quarter
page 4 of 5
Condensed Balance Sheets
	(unaudited)
	June 30,	September 30,
	2007	2006
Assets
Current Assets
Cash and equivalents	$7,671,267	$2,906,698
Marketable securities	30,311,938	-
Accounts receivable	5,665,945	4,494,094
Inventories	7,046,042	4,642,578
Prepaid expenses and other assets	494,417	410,267
Deferred income tax asset	900,000	53,000

Total current assets	52,089,609	12,506,637
Property and equipment	9,410,980	8,239,246
Deferred income tax asset	415,000	1,178,000
Patents, net	264,246	271,171
Intangible assets, net	7,780,012	8,270,157
Goodwill	5,430,176	5,487,141

Total Assets	$75,390,023	$35,952,352

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,485,824	$1,278,441
Accrued expenses	1,038,094	1,621,376
Short term debt	1,731,825	1,681,361
Current maturities of capital leases	-	42,084
Income taxes payable	1,641,372	105,559
Deferred revenue	—	114,287

Total current liabilities	5,897,115	4,843,108
Long-term liabilities
Long term debt	6,024,445	7,540,737
Capital leases, less current portion	-	21,946
Deferred revenue	—	449,999

Total long term liabilities	6,024,445	8,012,682
Stockholders’ equity	63,468,463	23,096,562

Total Liabilities and Stockholders’ Equity	$75,390,023	$35,952,352

Rochester Medical Corporation
Press Release - F07 Third Quarter
page 5 of 5
Summary Statements Of Operations
	Three months ended		Nine months ended
	June 30,		June 30,
	2007	2006	2007	2006
Sales	$8,367,140	$5,358,076	$24,225,709	$14,839,355
Cost of sales	3,918,614	3,361,907	11,574,203	9,682,200

Gross profit	4,448,526	1,996,169	12,651,506	5,157,155
Gross profit %	53%	37%	52%	35%
Costs and expense:
Marketing and selling	1,809,928	786,583	4,564,275	1,961,950
Research and development	267,235	209,060	710,500	569,657
General and administrative	1,443,932	788,584	5,202,631	2,355,384

Total operating expenses	3,521,095	1,784,227	10,477,406	4,886,991

Income from operations	927,431	211,942	2,174,100	270,164
Other income (expense)
(Loss) on sale of investments	—	—	—	(103,532)
Interest income	393,594	70,933	907,947	188,379
Interest expense	(89,626)	(56,377)	(402,448)	(61,451)
Other income	—	—	38,605,000	—

Net income before income taxes	$1,231,399	$226,498	$41,284,599	$293,560
Income tax expense (benefit)	424,836	(758,991)	7,967,902	(758,991)

Net income	806,563	985,489	33,316,697	1,052,551

Earnings per common share — Basic	$0.07	$0.09	$2.93	$0.10

Earnings per common share — Diluted	$0.06	$0.08	$2.69	$0.09

Weighted Average Shares:	11,649,268	11,072,988	11,371,894	11,064,224

Basic
Weighted Average Shares:
Diluted	12,565,278	11,837,710	12,400,531	11,652,584